                                                                EXHIBIT 10.60

                            FIRST AMENDMENT TO LEASE
        (Reduction of Term; Landlord Substitution and Termination Rights)

      THIS FIRST AMENDMENT TO LEASE (this "Amendment") is executed as of November 17, 2003, between SRI HILLS PLAZA VENTURE, LLC, a Delaware limited liability company ("Landlord"), and CRITICAL PATH, INC., a California corporation ("Tenant").

                                    RECITALS

      A. Landlord, as landlord, and Tenant, as tenant, entered into that certain Lease dated as of November 16, 2001 (the "Lease"), pursuant to which Tenant leased from Landlord premises (the "Current Premises") on the 6th floor of the building presently known as Hills Plaza Phase I, located at 345 Spear Street, San Francisco, California (the "345 Spear Building"). The 345 Spear Building is part of a combined office, retail and residential condominium project (the "Project") located on the entire block of Spear Street between Harrison Street and Folsom Street, in San Francisco, California, which also includes the building presently known as Hills Plaza Phase II, located at 2 Harrison Street, San Francisco, California (the "2 Harrison Building"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

      B. The term of the Lease is scheduled to expire on March 31, 2012.

      C. Landlord and Tenant desire to amend the Lease to (i) shorten the term of the Lease, (ii) grant Landlord a right to terminate the Lease early, (iii) grant Landlord a right to reduce and/or relocate the premises demised under the Lease, (iv) delete Tenant's option to renew the term of the Lease, and (v) modify the Lease in certain other respects, all upon and subject to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

      1. Reduction of Term. Subject to Paragraph 6 below, effective as of the date hereof, the term of the Lease specified in Paragraph 2.b. of the Lease is reduced by five (5) years and three (3) months. Accordingly, the Lease shall expire on December 31, 2006. To reflect the reduction of the term of the Lease, effective as of the date hereof, the Lease shall be amended as follows:

            a. All references to the "Expiration Date" in the Lease shall be deemed to be references to December 31, 2006.

            b. Paragraph 2.b. is hereby amended by replacing "one hundred twentieth (120th)" with "fifty-seventh (57th)".

            c. Paragraph 2.c. is hereby amended and restated in its entirety as follows:

                  "c. Monthly Rent: From November 17, 2003 until December 31,
            2006, the respective sums set forth as follows:

                      Parcel A: $143,978.83
                      Parcel B: $57,000.00"

      2. Tenant's Option to Renew. Effective as of the date hereof, Paragraph 52 of the Lease is hereby deleted in its entirety.

            3. Letter of Credit.

            a. The Letter of Credit provided pursuant to Paragraph 6 of the Lease is not, and has never been intended to be, a security deposit. It is instead a more direct form of third party obligation where the issuer substitutes its own creditworthiness for that of the Tenant with the issuer having none of the defenses available to guarantors.

            b. Effective as of the date hereof, Paragraph 6.b. of the Lease is hereby deleted in its entirety.

            c. If Landlord exercises the Substitution Right (as defined in Paragraph 5.a. below), then so long as no Event of Default by Tenant under the Lease has occurred and is continuing as of the Substitution Date (as defined in Paragraph 5.b. below), and so long as no breach or default by Tenant under the Lease which, with notice or the passage of time or both could ripen into an Event of Default (an "Unmatured Default"), shall be continuing as of the Substitution Date, the amount required under the Letter of Credit shall be reduced as of the Substitution Date to equal twelve (12) month's worth of Monthly Rent for the Substitute Premises (as defined in Paragraph 5.a. below) as of the last twelve (12) months of the term of the Lease. If Tenant is entitled to such reduction, Tenant may replace or amend the


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then existing Letter of Credit to reflect such reduced amount on or after the
Substitution Date. If Landlord disallows any such reduction by reason of an Unmatured Default, and if Tenant cures the Unmatured Default prior to the same becoming an Event of Default, Tenant shall be entitled to a reduction of the Letter of Credit as set forth in this Paragraph as of the date that is five (5) days after the date such Unmatured Default is cured.

            d. Notwithstanding anything contained herein to the contrary, the amount of the Letter of Credit shall be reduced during the last twelve (12) months of the term of the Lease (whether or not Landlord has exercised the Substitution Right) at such times as reasonably agreed by Landlord and Tenant so that the amount of the Letter of Credit does not exceed the remaining Monthly Rent and Additional Rent (as estimated by Landlord pursuant to Paragraph 7 of the Lease) payable by Tenant under the Lease.

      4. Term Reduction Payment. In consideration of Landlord's agreement to shorten the term of the Lease pursuant to Paragraph 1 above and as a condition to the effectiveness of this Amendment, Tenant shall pay to Landlord concurrently with Tenant's execution of this Amendment the amount of Five Hundred Thousand Dollars ($500,000.00) (the "Term Reduction Payment") in immediately available funds of lawful money of the United States of America.

      5. Landlord's Substitution Right.

            a. Substitution Right. Effective as of the date hereof, Landlord shall have the onetime right (the "Substitution Right") to (i) relocate Tenant to another portion of the Project (a "Relocation") or (ii) reduce the size of the Current Premises (a "Reduction"), on the terms and conditions set forth in this Paragraph. Landlord may exercise the Substitution Right at any time during the term of the Lease upon written notice to Tenant (the "Substitution Notice"). The Substitution Notice shall specify (i) in the event of a Relocation, the premises to which Tenant shall be relocated or, in the event of a Reduction, the reduced premises to be demised under the Lease (in either case, the "Substitute Premises"), and the rentable square footage of the Substitute Premises (which shall be determined by Landlord using the BOMA standard then in effect), (ii) in the event of a Relocation, the date that Landlord anticipates delivering the Substitute Premises to Tenant or, in the event of a Reduction, the effective date of such Reduction, which date, in either case, shall be not less than ninety (90) days nor more than one hundred twenty (120) days after the date of the Substitution Notice, (iii) Landlord's determination of the fair market rental rate for the Substitute Premises, and (iv) Tenant's Share under Paragraph 7 of the Lease with respect to the Substitute Premises. Tenant shall not be entitled to recover any compensation, damages or any other amounts from Landlord should Landlord exercise the Substitution Right.

            b. Condition of the Substitute Premises; Surrender of the Current Premises.

                  i. The Substitute Premises shall be no less than 22,500 rentable square feet and no more than 27,500 rentable square feet. The Substitute Premises may, at Landlord's option, consist of no more than two (2) non-contiguous increments; provided, however, that such increments shall be located on the same floor of the same building.

                  ii. In the case of a Reduction, the "Substitution Date" shall mean the date specified in the Substitution Notice as the effective date of such Reduction.

                  iii. In the case of a Relocation, the "Substitution Date" shall mean the date on which Landlord shall deliver the Substitute Premises to Tenant in the condition required pursuant to this Paragraph 5.b. The scheduled Substitution Date shall be the date specified in the Substitution Notice. However, if Landlord, for any reason whatsoever, cannot deliver possession of the Substitute Premises to Tenant on or before such scheduled Substitution Date, neither the Lease nor this Amendment shall be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but (A) the Substitution Date shall be delayed until the date Landlord delivers possession of the Substitute Premises to Tenant and (B) Tenant shall be entitled to an adjustment in Monthly Rent and Additional Rent provided in Paragraph 5.c.iii. below as if the Substitution Date had occurred and Tenant had been relocated to the Substitute Premises as of the scheduled Substitution Date. No delay in delivery of possession of the Substitute Premises shall operate to extend the term of the Lease or amend Tenant's obligations under this Amendment or the Lease.

                  iv. Tenant shall accept the Substitute Premises in its "as is" state and condition on the Substitution Date and, except as otherwise set forth in this Paragraph 5.b., Landlord shall have no obligation to make or pay for any alterations, improvements or renovations in or to the Substitute Premises or to otherwise prepare the Substitute Premises for Tenant's occupancy. Notwithstanding the foregoing to the contrary, the Substitute Premises shall not be shell space. Tenant shall, at Tenant's sole cost and expense, using Building standard materials and finishes and subject to the terms, conditions and


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approvals set forth in Paragraph 9 of the Lease, perform all work necessary to separately demise the Substitute Premises and otherwise make the Substitute Premises suitable for Tenant's occupancy.

                  v. In the case of a Relocation, Landlord represents and warrants to Tenant that, as of the Substitution Date, the elevator, plumbing, heating, electrical, security, life safety and power systems serving the Substitute Premises shall be in good working order and condition, the Substitute Premises shall be free of excessive noise and vibration and Landlord shall make reasonable efforts to have the Substitute Premises free from excessive odors.

                  vi. On or before the Substitution Date, Tenant shall surrender the Current Premises (or, in the case of a Reduction, those portions of the Current Premises other than the Substitute Premises) to Landlord in the condition required under the Lease as if the Substitution Date were the Expiration Date of the Lease with respect to the Current Premises (or portion thereof in the case of a Reduction). Tenant shall bear all expenses in moving Tenant's furnishings, fixtures and equipment from the Current Premises to the Substitute Premises.

            c. Terms and Conditions.

                  i. If Landlord exercises the Substitution Right, then Tenant's lease of the Substitute Premises shall be on all of the terms and conditions set forth in the Lease as applicable to the Current Premises, except that (A) Tenant shall take the Substitute Premises in the condition set forth in Paragraph 5.b. above, (B) the term of the Lease shall be modified as set forth in Paragraph 5.c.ii. below, (C) the Monthly Rent payable by Tenant for the Substitute Premises shall be the then-fair market rent for the Substitute Premises as determined pursuant to Paragraph 5.c.iii. below, (D) the Base Year for the Substitute Premises shall be the calendar year in which the Substitution Date occurs if the Substitution Date is before October 1 of such calendar year and otherwise the Base Year shall be the following calendar year and the Base Tax Year for the Substitute Premises shall be the fiscal tax year in which the Substitution Date occurs if the Substitution Date is before April 1 of such fiscal tax year and otherwise the Base Tax Year shall be the following fiscal tax year, (E) Tenant's Share payable under Paragraph 7 of the Lease with respect to the Substitute Premises shall be determined by dividing the rentable square footage of the Substitute Premises as set forth on Landlord's Substitution Notice by the rentable square footage of the 345 Spear Building or the 2 Harrison Building, as the case may be (which shall be determined by Landlord using the BOMA standard then in effect), (F) the amount of the Letter of Credit shall be reduced in accordance with Paragraph 3.c. above.

                  ii. If (A) the Substitution Date is on or before December 31, 2004 and (B) the Substitute Premises is located on the second (2nd) floor of the 2 Harrison Building, then the term of the Lease shall automatically be adjusted to be a period of three (3) years following the Substitution Date. If (X) the Substitution Date is on or before December 31, 2006 and (Y) the Substitute Premises is located on any floor of the Project other than the second (2nd) floor of the 2 Harrison Building, then the term of the Lease shall automatically be extended for a period of five (5) years following the Substitution Date.

                  iii. The fair market rent for the Substitute Premises shall be based upon the terms of the Lease, as extended. The term "fair market rent" shall be as defined in Paragraph 52.b. of the Lease (which shall survive the deletion of Paragraph 52 from the Lease pursuant to Paragraph 2 above for purposes of reference herein thereto). The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the fifteen (15)-day calendar period after Tenant's receipt of the Relocation Notice. If Landlord and Tenant are unable to agree upon the fair market rent within such fifteen
(15)-day period, then the fair market rent shall be established by appraisal procedures set forth in Paragraph 52.c. of the Lease (which shall survive the deletion of Paragraph 52 from the Lease pursuant to Paragraph 2 above for purposes of reference herein thereto).

                  iv. Notwithstanding anything contained this Paragraph 5.c. to the contrary, in no event shall the Monthly Rent for the Substitute Premises be less than (A) Twenty-Two Dollars ($22.00) per rentable square foot if the Substitute Premises is located on the second (2nd) floor of the 2 Harrison Building or (B) Twenty-Five Dollars ($25.00) per rentable square foot if the Substitute Premises is located on any floor of the Project other than the second
(2nd) floor of the 2 Harrison Building.

            d. Amendment. Effective as of the Substitution Date, the term "Premises" as used in the Lease shall mean the Substitute Premises, and Landlord and Tenant shall execute an appropriate amendment to the Lease that (i) describes the Substitute Premises and sets forth the Substitution Date, (ii) sets forth the new Expiration Date of the Lease if extended pursuant to Paragraph 3.c.ii. above, (iii) sets forth the Monthly Rent payable by Tenant with respect to the Substitute Premises (as determined pursuant to Paragraph 5.c.iii. above) and Tenant's Share, the Base Year and the Base Tax Year with respect to the Substitute Premises (each as determined pursuant to Paragraph 5.c.i. above) and (iv) sets forth the amount of the Letter of Credit if reduced pursuant to Paragraph 3.c. above.


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      6. Early Termination Right. Effective as of the date hereof, Landlord shall have the right (the "Early Termination Right") exercisable at any time upon ninety (90) days' prior written notice to Tenant (the "Early Termination Notice") to terminate the Lease as of the date specified in the Early Termination Notice (the "Early Termination Date"). Tenant shall not be entitled to recover any compensation, damages or any other amounts from Landlord should Landlord exercise the Early Termination Right. Tenant shall pay and perform all obligations of Tenant in accordance with the Lease through the Early Termination Date and shall surrender the Current Premises to Landlord in the condition required under the Lease on the Early Termination Date as if the Early Termination Date were the Expiration Date. Termination of the Lease on the Early Termination Date pursuant to this Paragraph 6 shall not release Tenant from any obligation or liability that arises under the Lease prior to the Early Termination Date. Notwithstanding anything contained herein to the contrary, if Landlord exercises the Substitution Right set forth in Paragraph 5 above, then the Early Termination Right shall terminate and be of no further force or effect.

      7. Inducement Payments.

            a. As an inducement to Landlord to exercise either the Substitution Right or the Early Termination Right and in consideration of Landlord's agreement to relocate (or reduce) the Current Premises or to terminate the Lease early pursuant thereto, as the case may be, and thereby reduce the amount of rent payable by Tenant under the Lease, Tenant hereby agrees to pay to Landlord the amount of Five Hundred Thousand Dollars ($500,000.00) (the "Inducement Payment") plus an additional payment (the "Additional Inducement Payment") pursuant to the schedule set forth below:

SUBSTITUTION DATE OR EARLY TERMINATION DATE                 ADDITIONAL INDUCEMENT PAYMENT
-------------------------------------------                 -----------------------------
January 1, 2004 - June 30, 2004                             $1,500,000.00
July 1, 2004 - December 31, 2004                            $1,000,000.00
January 1, 2005 - June 30, 2005                             $750,000.00
July 1, 2005 - December 31, 2005                            $500,000.00
January 1, 2006 - June 30, 2006                             $250,000.00
On or after July 1, 2006                                    $0

            b. Both the Inducement Payment and the Additional Inducement Payment shall be paid by Tenant in immediately available funds of lawful money of the United States of America on or before the date that is thirty (30) days prior to the Early Termination Date or the scheduled Substitution Date, as the case may be. If Landlord does not exercise its right under Paragraph 7.d. below, the Inducement Payment and the Additional Inducement Payment shall constitute additional rent payable by Tenant under the Lease. Notwithstanding anything contained in the Lease to the contrary, if Tenant fails to pay any portion of either the Inducement Payment or the Additional Inducement Payment when due, then, notwithstanding anything contained herein to the contrary, then, at Landlord's option exercised by written notice to Tenant within ten (10) days after such payment was due, the Substitution Notice or the Early Termination Notice, as the case may be, shall be void and of no further force or effect. If Landlord does not exercise its right to void the Substitution Notice or the Early Termination Notice, as the case may be, pursuant to the preceding sentence, then the Substitution Notice or the Early Termination Notice, as the case may be, shall remain in full force and effect and Landlord shall have the right to pursue all remedies available to Landlord under the Lease for the collection of rent.

            c. Notwithstanding anything contained in this Paragraph 5 to the contrary, if the Substitution Date or the Early Termination Date, as the case may be, is after September 30, 2006, then the Inducement Payment (but not the Additional Inducement Payment) shall be applied by Landlord on account of Tenant's remaining rental obligations under the Lease in the order that such rental obligations for Monthly Rent and Additional Rent become next due.

            d. Landlord shall have the right to require that Tenant pay all or any portion of the Inducement Payment and/or the Additional Inducement Payment directly to a replacement Tenant of the Current Premises for use as a tenant improvement allowance or to an account to be used by Landlord to perform improvements to the Project and/or the Current Premises, in either case on such terms and conditions as Landlord, in its sole and absolute discretion, shall designate in the Substitution Notice or the Early Termination Notice, as the case may be, or otherwise designate in writing to Tenant prior to Tenant's payment of the applicable amount.


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      8. Revival of Tenant's Obligations.

            a. If by November 1, 2004, (i) Tenant is Solvent (as defined below),
(ii) Tenant is publicly traded on NASDAQ or another public stock exchange, (iii) no Reorganizational Activity (as defined below) has occurred and (iv) Landlord has not exercised either the Substitution Right or the Early Termination Right, then, at Landlord's option, this Amendment shall be void and of no further force or effect and, accordingly, the full ten (10) year term of the Lease shall be reinstated and all of the terms and conditions thereof shall apply (including, without limitation, Tenant's renewal option under Paragraph 52 thereof) and the Expiration Date under the Lease shall be March 31, 2012; provided, however, that notwithstanding the foregoing, Landlord shall be entitled to retain the Term Reduction Payment.

            b. As used herein, "Solvent" shall mean (i) the total assets of Tenant which would be shown as assets on a balance sheet of Tenant as of the close of Tenant's most recent fiscal quarter (i.e., September 30, 2004), prepared in accordance with generally accepted accounting principles in effect in the United States ("GAAP"), are greater than (ii) the total liabilities of Tenant which would be shown as liabilities on such balance sheet of Tenant prepared in accordance with GAAP. If Tenant is a publicly traded entity at the time, it shall deliver its most recent publicly available financial statements provided that such financial statements were filed with the appropriate public regulatory agency on or before the applicable due date for such financial statements.

            c. As used herein, "Reorganizational Activity" shall mean any of the following that occurs after the date of this Amendment:

                  i. Tenant shall have an order for relief entered with respect to it in a case under the Bankruptcy Code;

                  ii. Raising private or public equity or debt financing of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) or more;

                  iii. Selling material assets (not including sales by Tenant in the ordinary course of Tenant's business) for an aggregate amount of Five Million Dollars ($5,000,000) or more;

                  iv. Restructuring of space lease obligations of Tenant (other than the Lease) with a total savings of the lesser of (A) Two Million Dollars ($2,000,000.00) in the aggregate or (B) Five Hundred Thousand Dollars ($500,000.00) per year; or

                  v. Terminating the employment of twenty percent (20%) or more of Tenant's permanent full-time workforce in the United States (i.e., exclusive of any temporary employees or employees that work less than thirty-five (35) hours per week). As of the date hereof, Tenant represents and warrants that it has one hundred forty-nine (149) permanent full-time employees in the United States.

      9. Landlord's Right of First Negotiation. Tenant shall not lease, agree to lease or offer to lease any space in an office building in the City and County of San Francisco, California (the "City"), without first offering to lease the same amount of space from Landlord in accordance with the provisions of this Paragraph 9. Prior to Tenant offering or agreeing to lease any space from any landlord other than Landlord, Tenant shall deliver to Landlord an offer in writing to lease space from Landlord or an affiliate of Landlord (the "Offer Notice"), which Offer Notice shall set forth the amount of space Tenant requires. Landlord shall have thirty (30) days following Landlord's receipt of the Offer Notice (the "Election Period") to notify Tenant in writing of Landlord's election to open negotiations with Tenant for the lease of space at the Project or any other property in the City owned or operated by Landlord or an affiliate of Landlord (an "Election Notice"). The Election Notice shall identify the space that Landlord (or the affiliate of Landlord, as the case may be) offers to lease to Tenant (the "Offer Space") and the rental rate at which the Offer Space is offered. If Landlord delivers an Election Notice to Tenant prior to the end of the Election Period, Landlord and Tenant shall negotiate in good faith for a period of thirty (30) days to attempt to reach an agreement satisfactory to both parties for the lease by Tenant of the Offer Space from Landlord or an affiliate of Landlord, as the case may be (the "Negotiation Period"). Tenant shall not lease, agree to lease or offer to lease any space in an office building in the City during the Negotiation Period. This Paragraph 9 shall survive the expiration or earlier termination of the Lease and shall terminate on March 31, 2012; provided, however, if Landlord exercises the Early Termination Right pursuant to Paragraph 6 above, Landlord's Right of First Negotiation pursuant to this Paragraph 9 shall terminate and be of no further force or effect.

      10. Bankruptcy Matters. In consideration of Landlord's agreement to shorten the term of the Lease pursuant to Paragraph 1 above, and the opportunities Tenant will have due to such reduction in the term of the Lease to resolve its financial difficulties, and because this Amendment is intended to be an alternative to the commencement of a case under the Bankruptcy Code by or with respect to Tenant, in order that Landlord may receive the benefits for which it has negotiated, Tenant agrees that if such a case


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is commenced by or against it, Tenant will not assert or request any other party to assert that the automatic stay (the "Automatic Stay") provided by Section 362(a) of the Bankruptcy Code shall operate or be interpreted to stay, modify, preempt, condition, reduce, or limit the ability of Landlord to (a) void a previously sent Substitution Notice or the Early Termination Notice in accordance with Paragraph 7.b. above or (b) exercise the Substitution Right or the Early Termination Right pursuant to Paragraphs 5 and 6 above, respectively. Specifically, without limiting the generality of the foregoing, in the event of the commencement of any such case, Tenant agrees that sufficient cause exists for the bankruptcy court having jurisdiction over such case to grant Landlord relief from the Automatic Stay for the purposes specified in the preceding sentence. Tenant irrevocably consents and waives any right to object, and Landlord shall be entitled, to an order granting relief from the Automatic Stay and any and all other stays, and equitable relief under Section 105 of the Bankruptcy Code, any other applicable law or equity, so as to permit Landlord to exercise such specified rights.

      11. Brokers. Landlord and Tenant each represents and warrants to the other that such party has negotiated this Amendment directly with Shorenstein Management, Inc., a California corporation (the "Broker") and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Amendment. Each party shall hold the other harmless from and indemnify and defend the other against any and all claims by any real estate broker or salesperson other than the Broker for a commission, finder's fee or other compensation as a result of the inaccuracy of such party's representation above.

      12. Landlord's Attorneys' Fees. Prior to or concurrently with Tenant's execution and delivery of this Amendment, Tenant shall pay to Landlord the amount of Ten Thousand Dollars ($10,000.00) to reimburse Landlord for a portion of Landlord's attorneys' fees in connection with this Amendment. Tenant's failure to pay the foregoing attorneys' fees when due pursuant to the foregoing shall constitute a default under the Lease, and at Landlord's option, shall also serve to revoke and void this Amendment.

      13. Authority. If Tenant is a corporation, Tenant and each person executing this Amendment on behalf of Tenant, hereby covenants and warrants that
(a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, (b) Tenant has and is duly qualified to do business in the State of California, (c) Tenant has full corporate power and authority to enter into this Amendment and to perform all of Tenant's obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

      14. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

      15. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease amendment or otherwise until execution and delivery by both Landlord and Tenant.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

Landlord:                                Tenant:

SRI HILLS PLAZA VENTURE, LLC,            CRITICAL PATH, INC., a California
a Delaware limited liability company     corporation


                                         By: /S/ MICHAEL J. ZUKERMAN
By: /S/ JAMES A. PIERRE                      -----------------------------------
    -----------------------------------  Name: Michael J. Zukerman
Name: James A. Pierre                          ---------------------------------
      ---------------------------------  Title: Senior Vice President and
Title: Vice President                            General Counsel
       --------------------------------         --------------------------------




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